EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Michael Golden, CEO; or

Robert Nichols, CFO

PanAmerican Bancorp

(561) 826 0464

PANAMERICAN BANCORP ANNOUNCES THIRD QUARTER FISCAL 2005 RESULTS

- Company Reports Quarterly Net Profit of $781,000 or $0.05 per share –

- Year to Date Net Income After Loan Loss Reserve of $1.9 million or $0.16 per share -

- Total Assets are $243.5 Million -

- New Capital of $30 million was secured through October 27, 2005

MIAMI, FL, October 25, 2005 -- PanAmerican Bancorp (AMEX: PNB), (the “Company”) a single bank holding company, today announced its financial results for its third quarter ended September 30, 2005. PanAmerican Bancorp reported net income for the quarter ended September 30, 2005, of $781,000, or $0.05 per share versus net income of $159,000, or $(0.00) per share for the quarter ended September 30, 2004. For the nine months ended September 30, 2005, net income was $1.9 million, or $0.16 per share, compared to a net loss of $463,000, or $(0.08) per share for the nine months ended September 30, 2004.

At September 30, 2005, total assets were $243.5 million, an increase of $68.9 million, or 39%, compared to $174.6 million at September 30, 2004.  Assets increased significantly in the twelve month period primarily due to loan origination and new capital infusions.

As of September 30, 2005, the book value was $2.98 per share (exclusive of the $12.6 million in capital secured on October 27, 2005) compared to $2.45 at September 30,2004.

As of September 30, 2005 inclusive of the $12.6 million our book value was $3.15 per share.

During the quarter, the Company completed a private placement of units representing common shares and warrants to purchase common shares to secure up to $30 million of new capital. $17.4 million of this amount was completed in August of 2005 and the remaining $12.6 million was completed in October 2005.  Subsequent to this transaction the Company will report  Stockholders’ equity in excess of $55 million

- More -

Michael Golden, CEO of PanAmerican Bancorp, stated that, “We are extremely pleased with the progress that we have made towards our business plan in the first nine months of 2005. We continue to meet or exceed our stated business and financial objectives. The increase in our capital base positions us well to expand our business. We are working diligently to expand our branch distribution in our target market place and we have firm plans, subject to regulatory approval, to open four new client service locations in 2006.

Robert Nichols, President of the Executive Committee of PanAmerican Bank and CFO further noted that we believe that the planned new branches in Fort Lauderdale, West Palm Beach, Delray and Coral Gables should permit the Bank to establish new client relationships in the communities that we serve. Mr. Nichols also indicated that the Bank will establish a modernized operations centre in 2006 to enhance our client support services and ensure that the Bank maintains an infrastructure able to meet operating and regulatory requirements.

 We believe that “PanAmerican Bancorp continues to establish itself as a strong regional brand in one of the most dynamic growth regions in the country.” indicated Mr. Nichols.

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PanAmerican Bancorp

Based in Miami, FL, PanAmerican Bancorp is a single-bank holding company with PanAmerican Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business, as the sole subsidiary of the company.  For additional information, please visit our website at www.panamericanbank.com.  The information on this website is not and should note be considered part of this document and in not incorporated into this document by reference. This web address is only intended to be in an inactive textual reference.

Except for historical information containing herein, the matters set forth in this news release are “forward looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although PanAmerican Bancorp believes the expectations reflected in such forward–looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward–looking statements involve certain risks and uncertainties that could cause actual results to differ materially from PanAmerican Bancorp’s expectations.  Factors that could contribute to such differences include those identified in PanAmerican Bancorp’s Form 10-K for the year ended December 31, 2004, and those described from time to time in PanAmerican’s  other filings with the Securities and Exchange Commission, news releases and other communications.